Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Second Quarter 2016 Results

•	Completed a second common unit offering, raising approximately $53.3 million

•	2Q 2016 Revenues of $38.4 million vs. $52.1 million in 1Q 2016 and $84.0 million in 2Q 2015

•	2Q 2016 Net income (loss) of $(10.9) million vs. $(51.5) million in 1Q 2016 and $11.4 million in 2Q 2015

•	2Q 2016 EBITDA of $(3.4) million vs. $(44.7) million in 1Q 2016 and $19.2 million in 2Q 2015

Houston, Texas, August 2, 2016 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported second quarter 2016 results. The limited partners' interest in net loss was $(10.9) million for the second quarter of 2016, resulting in basic and diluted loss of $(0.26) per limited partner unit.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter 2016 was $(3.4) million, compared to $(44.7) million for the first quarter of 2016, which was negatively impacted by $33.7 million of goodwill impairment and $8.2 million of bad debt expense. Distributable cash flow attributable to the limited partners for the second quarter of 2016 was $(6.2) million. No distributions to unitholders were declared for the second quarter of 2016, as the Partnership continued its distribution suspension to conserve and strategically apply cash.

"Our second quarter 2016 results were consistent with the performance expectations we laid out last quarter,” said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. “Our unwavering focus on pursuing and capturing cost improvements, efficiency enhancements, and targeting profitable market share resulted in largely unchanged cash flow generation, even with a sequential decline in volume."

Revenues for the quarter ended June 30, 2016 totaled $38.4 million on sales of 849,263 tons of frac sand. This compares to revenues in the first quarter of 2016 of $52.1 million on sales of 962,998 tons of frac sand. The sequential decline in sales volumes was attributable to the decline in overall industry demand for frac sand. Volumes declined month over month throughout the first quarter, reached a low in April, and increased monthly throughout the second quarter. Approximately 49% of our volumes were sold in-basin for the second quarter of 2016, a decrease from 59% in the first quarter of 2016 and from 58% in the second quarter of 2015 reflecting the mix in customer demand. Average sales price per ton sold decreased to $45 per ton in the second quarter of 2016 from $54 per ton in the first quarter of 2016, reflecting the mix impact of decreased in-basin sales and modest additional declines in pricing during the quarter.

Of the 849,263 tons of frac sand sold during the second quarter of 2016, approximately 57% was produced and delivered from the Partnership's facilities, with the remainder being purchased primarily from our sponsor's Blair facility. Contribution margin was $1.97 per ton in the second quarter of 2016, compared to $2.41 per ton in the first quarter of 2016. The slight decrease in contribution margin per ton was the result of lower overall volumes sold, which resulted in a higher fixed cost per ton, offset by the variable cost reductions from lower transloading and other costs.

Revenues for the six months ended June 30, 2016 totaled $90.6 million on sales of 1,812,261 tons of frac sand, compared to revenues of $186.1 million on sales of 2,385,499 tons of frac sand for the six months ended June 30, 2015. Contribution margin was $2.20 per ton for the six months ended June 30, 2016, compared to $25.18 per ton for the six months ended June 30, 2015.

Liquidity and Capital Expenditures

In June 2016, the Partnership completed a public offering of 5,175,000 common units, including the 30-day option, representing limited partnership interests in the Partnership for gross proceeds of approximately $53.3 million. Upon receipt of the proceeds, the Partnership paid off the outstanding balance of $52.5 million under its revolving credit facility. As of June 30, 2016, the Partnership had $195.2 million of long-term debt outstanding compared to $248.6 million as of March 31, 2016. Following the June 2016 public offering and together with the April 2016 public offering, the Partnership raised an aggregate total of $101.2 million in net proceeds from the sale of 12.1 million common units in the second quarter of 2016. As of July 26, 2016, Hi-Crush has more than $100 million in cash and available capacity under its revolving credit facility.

“With our two public equity offerings in the second quarter, we have significantly enhanced our capital position and flexibility, in-line with our previously communicated focus on balance sheet improvement,” said Laura Fulton, Chief Financial Officer of Hi-Crush. “With over $100 million in liquidity, we have the resources needed in the recovery and to invest for the future.”

The Partnership maintained its guidance for capital expenditures in the range of $15 to $20 million for the full year of 2016, of which $11.4 million was spent in the first six months of the year, primarily for the completion of distribution terminal facilities in Colorado and Texas.

Conference Call
On Tuesday, August 2, 2016, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s second quarter 2016 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13641985. The replay will be available until August 18, 2016.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit
www.hicrushpartners.com.

Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2015 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrushpartners.com
(713) 980-6270

Marc Silverberg, ICR Inc.
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	June 30,
	2016	2015
Revenues	$38,429	$83,958
Cost of goods sold (including depreciation, depletion and amortization)	39,889	63,698
Gross profit (loss)	(1,460)	20,260
Operating costs and expenses:
General and administrative expenses	5,346	5,749
Impairments and other expenses	102	—
Accretion of asset retirement obligations	89	84
Income (loss) from operations	(6,997)	14,427
Other income (expense):
Interest expense	(3,914)	(2,979)
Net income (loss)	(10,911)	11,448
Loss attributable to non-controlling interest	20	2
Net income (loss) attributable to Hi-Crush Partners LP	$(10,891)	$11,450
Earnings (loss) per limited partner unit:
Basic	$(0.26)	$0.31
Diluted	$(0.26)	$0.31

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Six Months Ended
	June 30,
	2016	2015
Revenues	$90,577	$186,069
Cost of goods sold (including depreciation, depletion and amortization)	92,569	132,337
Gross profit (loss)	(1,992)	53,732
Operating costs and expenses:
General and administrative expenses	18,949	11,967
Impairments and other expenses	33,849	—
Accretion of asset retirement obligations	177	167
Income (loss) from operations	(54,967)	41,598
Other income (expense):
Interest expense	(7,461)	(6,296)
Net income (loss)	(62,428)	35,302
(Income) loss attributable to non-controlling interest	43	(167)
Net income (loss) attributable to Hi-Crush Partners LP	$(62,385)	$35,135
Earnings (loss) per limited partner unit:
Basic	$(1.57)	$0.92
Diluted	$(1.57)	$0.91

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	June 30,		March 31,
	2016	2015	2016
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(10,911)	$11,448	$(51,517)
Depreciation and depletion expense	3,134	4,035	2,853
Amortization expense	421	733	420
Interest expense	3,914	2,979	3,547
EBITDA	(3,442)	19,195	(44,697)
Non-cash impairment of goodwill	—	—	33,745
Adjusted EBITDA	(3,442)	19,195	(10,952)
Less: Cash interest paid	(3,187)	(2,564)	(3,153)
Less: Loss attributable to non-controlling interest	20	2	23
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(655)	(1,120)	(763)
Add: Accretion of asset retirement obligations	89	84	88
Add: Unit-based compensation	930	1,053	930
Distributable cash flow	(6,245)	16,650	(13,827)
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—
Distributable cash flow attributable to limited partner unitholders	$(6,245)	$16,650	$(13,827)

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Six Months Ended
	June 30,
	2016	2015
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(62,428)	$35,302
Depreciation and depletion expense	5,987	5,712
Amortization expense	841	1,466
Interest expense	7,461	6,296
EBITDA	(48,139)	48,776
Non-cash impairment of goodwill	33,745	—
Adjusted EBITDA	(14,394)	48,776
Less: Cash interest paid	(6,340)	(5,469)
Less: (Income) loss attributable to non-controlling interest	43	(167)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(1,418)	(2,379)
Add: Accretion of asset retirement obligations	177	167
Add: Unit-based compensation	1,860	1,937
Distributable cash flow	(20,072)	42,865
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	(1,311)
Distributable cash flow attributable to limited partner unitholders	$(20,072)	$41,554

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Six Months Ended
	June 30,
	2016	2015
Operating activities	$(5,004)	$58,027
Investing activities	(11,377)	(39,633)
Financing activities	45,624	(16,117)
Net increase in cash	$29,243	$2,277

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash	$39,657	$10,414
Accounts receivable, net	23,775	41,477
Inventories	23,788	27,971
Prepaid expenses and other current assets	6,813	4,504
Total current assets	94,033	84,366
Property, plant and equipment, net	282,215	276,455
Goodwill and intangible assets, net	10,938	45,524
Other assets	7,373	8,930
Total assets	$394,559	$415,275
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$7,622	$11,059
Accrued and other current liabilities	3,344	6,340
Due to sponsor	916	1,325
Current portion of long-term debt	2,917	3,258
Total current liabilities	14,799	21,982
Long-term debt	192,240	246,783
Asset retirement obligations	7,243	7,066
Total liabilities	214,282	275,831
Commitments and contingencies
Equity and partners’ capital:
General partner interest	—	—
Limited partners interest, 49,139,227 and 36,959,970 units outstanding, respectively	177,696	136,820
Total partners’ capital	177,696	136,820
Non-controlling interest	2,581	2,624
Total equity and partners' capital	180,277	139,444
Total liabilities, equity and partners’ capital	$394,559	$415,275

Unaudited Per Ton Operating Activity

	Three Months Ended
	June 30,		March 31,
	2016	2015	2016
Sand sold (in tons)	849,263	1,190,156	962,998
Sand produced and delivered (in tons)	485,740	829,813	565,182
Contribution margin ($ in thousands)	$1,674	$24,605	$2,318
Contribution margin per ton	$1.97	$20.67	$2.41

	Six Months Ended
	June 30,
	2016	2015
Sand sold (in tons)	1,812,261	2,385,499
Sand produced and delivered (in tons)	1,050,922	1,762,568
Contribution margin ($ in thousands)	$3,992	$60,064
Contribution margin per ton	$2.20	$25.18

Unaudited Net Loss per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Weighted average limited partner units outstanding:	2016	2015	2016	2015
Basic	42,254,647	36,958,770	39,644,857	36,958,525
Diluted	42,254,647	37,200,774	39,644,857	37,200,529
Reconciliation of net loss and the assumed allocation of net loss under the two-class method for purposes of computing loss per limited partner unit:

	Three Months Ended June 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(10,891)	(10,891)
Assumed allocation of net loss	$—	$(10,891)	$(10,891)

Loss per limited partner unit - basic		$(0.26)
Loss per limited partner unit - diluted		$(0.26)

	Six Months Ended June 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(62,385)	(62,385)
Assumed allocation of net loss	$—	$(62,385)	$(62,385)

Loss per limited partner unit - basic		$(1.57)
Loss per limited partner unit - diluted		$(1.57)
Reconciliation of adjusted loss per limited partner unit to the most directly comparable GAAP financial measure:

	June 30, 2016
	Three Months Ended	Six Months Ended
Net loss attributable to Hi-Crush Partners LP	$(10,891)	$(62,385)
Add: Impairments and other expenses	102	33,849
Adjusted net loss attributable to Hi-Crush Partners LP	$(10,789)	$(28,536)

Adjusted loss per limited partner unit - basic	$(0.26)	$(0.72)
Adjusted loss per limited partner unit - diluted	$(0.26)	$(0.72)